Exhibit 99.1

Ark Restaurants Announces Financial Results for the
First Quarter of 2013

CONTACT:

Robert Stewart

(212) 206-8800
bstewart@arkrestaurants.com

NEW YORK, New York – February 11, 2013 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended December 29, 2012.

Company-wide same store sales decreased 4.6% for the three-month period ended December 29, 2012 compared to the same three month period last year. This decrease was primarily the result of the impact of Hurricane Sandy on our business in the Northeast.

Total revenues for the three-month period ended December 29, 2012 were $31,336,000 versus $32,861,000 for the three months ended December 31, 2011.

The Company’s Continuing Operations EBITDA adjusted for non-cash stock option expense and non-controlling interests for the three-month period ended December 29, 2012 was $1,378,000 versus $2,529,000 during the same three-month period last year. Income from continuing operations for the three-month period ended December 29, 2012 was $8,000, or $0.00 per basic and diluted share, as compared to $1,148,000, or $0.34 per basic ($0.33 per diluted share), for the same three-month period last year. Included in the Company’s income from continuing operations for the three-month period ended December 29, 2012 are operating losses of $565,000 related to our new restaurant in New York, Clyde Frazier’s Wine and Dine, which opened in March 2012, and losses in the amount of $256,000 related to the permanent closure of two properties in New York as a result of flooding from Hurricane Sandy.

As of December 29, 2012 the Company had cash, cash equivalents and short term investments totaling $5,411,000 and debt in the form of a note payable in the amount of $2,037,000 resulting from the purchase of 250,000 shares of treasury stock in December 2011.

Ark Restaurants owns and operates 19 restaurants and bars, 22 fast food concepts and catering operations in New York City, Washington, D.C. and Las Vegas, NV. Five restaurants are located in New York City, three are located in Washington, D.C., seven are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include five restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts; one bar within the Venetian Casino Resort, as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and one restaurant. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Income
For the 13 week periods ended December 29, 2012 and December 31, 2011

(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended

	December 29,	December 31,
	2012	2011

TOTAL REVENUES	$ 31,336	$ 32,861

COST AND EXPENSES:

Food and beverage cost of sales	7,749	8,358
Payroll expenses	10,845	10,707
Occupancy expenses	4,535	4,458
Other operating costs and expenses	4,339	4,032
General and administrative expenses	2,410	2,781
Depreciation and amortization	1,176	938

Total costs and expenses	31,054	31,274

OPERATING INCOME	282	1,587

Other (income) expense, net	(79)	(33)

INCOME BEFORE PROVISION FOR INCOME TAXES	361	1,620

Provision for income taxes	114	378

INCOME FROM CONTINUING OPERATIONS	247	1,242

Loss from discontinued operations, net of tax	-	(127)

CONSOLIDATED NET INCOME	247	1,115

Net income attributable to non-controlling interests	(239)	(29)

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$ 8	$ 1,086

AMOUNTS ATTRIBUTABLE TO ARK RESTAURANTS CORP.:
Income from continuing operations	$ 8	$ 1,148
Loss from discontinued operations, net of tax	-	(62)
Net income	$ 8	$ 1,086

NET INCOME (LOSS) PER ARK RESTAURANTS CORP. COMMON SHARE:
From continuing operations:
Basic	$ 0.00	$ 0.34
Diluted	$ 0.00	$ 0.33
From discontinued operations:
Basic	$ 0.00	$ (0.02)
Diluted	$ 0.00	$ (0.02)
From net income:
Basic	$ 0.00	$ 0.32
Diluted	$ 0.00	$ 0.31

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,245	3,432
Diluted	3,322	3,449

EBITDA Reconciliation:
Pre tax income	$ 361	$ 1,620
Depreciation and amortization	1,176	938
EBITDA (a)	$ 1,537	$ 2,558

EBITDA adjusted for non-cash stock option expense and
non-controlling interests:
EBITDA (as defined) (a)	$ 1,537	$ 2,558
Net income attributable to non-controlling interests	(239)	(29)
Non-cash stock option expense	80	-
EBITDA, as adjusted	$ 1,378	$ 2,529

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the
Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income (loss), is included above.